UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Stratus Properties Inc.
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AN URGENT MESSAGE FOR STRATUS SHAREHOLDERS STRATUS SHAREHOLDERS: April 12, 2021 Dear fellow Stratus shareholders: I’m writing to ask for your support for the election of two members of your Board of Directors at Stratus’ upcoming Annual Meeting of Shareholders on June 4, 2021: James (“Jim”) Leslie and Neville Rhone, Jr. are both independent and respected directors who actively contribute to your Board. As you know, Stratus is a successful developer, owner and operator of real estate in Austin and other Texas markets. Executing on our strategy – by identifying promising properties, entitling them for best use, and then developing, leasing and or selling them – has created significant value for our shareholders. Over the last ten years, our stock has outperformed the companies we regard as peers and our most relevant benchmark, the MSCI US REIT Index.1 Over the same time period, we have compounded our shareholders’ investment at 9.8% per year. Our Board is continuously reviewing our strategy and providing the executive team with guidance and direction to deliver results and create even more shareholder value. We encourage you to vote for Messrs. Leslie and Rhone, who are dedicated to serving the interests of all our shareholders and will continue to analyze and pursue any strategy or transaction that maximizes shareholder value. This year, an offshore activist hedge fund, Oasis Management Company Ltd (“Oasis”), would have you do otherwise. Oasis has nominated two directors in an effort to change our successful strategy and clamp down on our open and constructive dialogue in the boardroom. Oasis appears desperate for us to end our examination of converting to a real estate investment trust (“REIT”). To be clear: our Board has made no decision about converting to a REIT, but for nearly all our shareholders – except perhaps foreign-based Oasis – our initial analysis indicates that it could have significant economic benefits because of the tax treatment of our income and shareholder distributions. In any event, this election is not about whether we should convert to a REIT. We are still analyzing that complex question, and if the Board decides to pursue a REIT, we will ask our shareholders for approval of that strategy separately. Instead, this election is about whether our Board should be permitted to evaluate all possible strategies that could benefit you as a shareholder. Protect your investment from Oasis’ self-serving agenda by voting TODAY by telephone, by internet or by signing, dating and returning the enclosed WHITE proxy card voting “FOR” both of Stratus’ highly-qualified director nominees, Jim Leslie and Neville Rhone, Jr. We also recommend you to vote “FOR” the shareholder proposal to add Laurie Dotter to the Board. VOTE THE ENCLOSED WHITE PROXY CARD TODAY “FOR” BOTH OF STRATUS’ HIGHLY-QUALIFIED DIRECTOR NOMINEES AND “FOR” THE PROPOSAL TO APPOINT LAURIE DOTTER TO THE BOARD Jim Leslie Neville Rhone, Jr. 1Total shareholder returns measured from April 8, 2011 to April 8, 2021.

A History of Shareholder Value Creation Stratus has generated substantial value for shareholders. The current Board and executive team are best positioned to drive further growth and value for our shareholders because of their expertise in the fast-growing Austin and other Texas markets in which Stratus operates. Our talented team acquires properties, secures and maintains development entitlements, designs, develops and stabilizes properties, and sells them or holds them as part of our leasing operations. We may also refinance properties to generate cash, benefitting from the increased value of the property or from lower interest rates. Some recent successes include: The sale in January 2021 of The Saint Mary, a luxury apartment community in Austin, for $60 million, or $250,000 per unit – a record in the Austin MSA for similar properties, from which Stratus received $21.3 million in cash and expects to recognize a pre-tax gain of approximately $14 million Record annual leasing operations revenue of $24.1 million in 2020, a 24% increase from 2019 Real estate operations revenue of $22.6 million in 2020, a 64% increase from 2019 An agreement to sell our prized Block 21 property for $275 million, which was expected to produce an approximately $130 million pre-tax gain. While the buyer terminated the deal in May 2020 due to the impact of the COVID-19 pandemic, Stratus received $15 million in earnest money The refinancing in 2019 of The Santal luxury apartment community in Austin, generating net proceeds of approximately $16 million after payment of the construction loan, along with a second refinancing in April 2021 that extended the loan’s term and lowered the interest rate, producing projected interest savings of $1.1 million annually based on current rates The sale of the grocery-anchored retail project The Oaks at Lakeway for $114 million in cash in 2017, after which we paid a cash dividend of $1.00 per share Over the last year, five years and ten years,2 Stratus has generated strong returns for its shareholders and exceeded the average returns of the companies in the MSCI US REIT Index. While the COVID-19 pandemic has been difficult for many companies including Stratus, we have been proactive in protecting Stratus’ financial position by preserving liquidity and supporting our tenants and communities. Because of this, we believe we are well positioned to benefit greatly from the post-pandemic recovery in our Texas markets. During this volatile time, it is more important than ever that Stratus’ shareholders are able to rely on the Board’s proven track record, experience and skills. 2Periods ended April 8, 2021.

Vote for Experienced Directors

What experience do Jim Leslie and Neville Rhone, Jr. bring to Stratus?

Messrs. Leslie and Rhone bring years of deep experience in real estate development and finance, including in many of the Texas markets Stratus serves, and together have far more relevant experience than the candidates offered by Oasis. They are actively engaged members of our Board with expertise across key areas that we believe are critical to the success of Stratus.





	Jim Leslie	Neville Rhone, Jr.
CEO / Executive Management Experience	✓	✓
Real Estate Industry Experience	✓	✓
REIT Experience	✓	
Other Public Company Board Experience	✓	
Risk Management / Strategic Planning Experience	✓	✓
Public and Private Investment Experience	✓	✓
Banking / Finance Experience	✓	✓
Accounting and Financial Reporting Experience	✓	✓

Mr. Leslie has more than 35 years of leadership experience in the commercial real estate industry and has a proven track record of acquiring, managing and growing real estate assets, primarily in the Southwest region – including with REITS, such as when he helped form Columbus Realty Trust, a NYSE-listed REIT, and served on the Board of Trust Managers from its IPO in 1993 until its sale in 1997. Mr. Rhone, who was appointed to the board less than a year ago, is a 27-year veteran of real estate development, finance, investing and operations, and has invested in or financed more than $6 billion in real estate transactions during his successful career.

Your Board regularly considers its composition objectively to make sure we have the right people in place to guide Stratus' strategy. We have regularly added to our Board, including by adding candidates that were recommended by shareholders, and most recently enhanced the Board's diversity and overall capabilities through the addition of Kate Henriksen in January 2021, as well as Mr. Rhone's recent appointment in December 2020.

This year we are also supporting a director recommended by Oasis. Because the Board is concerned with ensuring we have the best complement of directors, the Board is pleased to recommend that shareholders support the proposal to add Laurie Dotter to the Board, whom we believe will serve the interests of all our shareholders.

In addition, Jim Joseph joined our Board in 2015 and John Schweitzer joined our Board in 2016, serving until his unexpected death in February 2020. Our Board appointed Ella Benson in 2017 as Oasis' designee and she served until she resigned in September 2020. Chuck Porter joined our board in 2012 as a designee of one of our largest shareholders, LCHM Holdings, LLC.

The Board is keenly focused on its fiduciary duty to serve the best interests of shareholders. Our Board members currently beneficially own or are designees of beneficial owners of approximately 15.2% of Stratus' common stock, which ensures their alignment with the interests of shareholders. For example, I beneficially own 6.3% of Stratus' common stock and Mr. Porter is the designee of LCHM Holdings LLC, which beneficially owns 7.6% of Stratus' common stock.

> *Our Board believes we have directors with the right mix of backgrounds, skills, experiences and tenures to guide Stratus' strategy.* **Vote for proven experience** on the enclosed **WHITE** proxy card today!

STRATUS®

Oasis’ Real Agenda Oasis is pushing a self-serving agenda that conflicts with the best interests of the majority of our shareholders who are U.S.-based investors. In recent months, the Board has pressed forward with an examination of the potential benefits of a conversion from a C-Corporation into a REIT, with the help of a well-regarded, real estate focused, independent financial advisor. The preliminary analysis indicates that such a conversion could yield significant benefits for the vast majority of our shareholders, including: Significant tax benefits for shareholders (because a REIT structure generally avoids the double taxation of income that occurs in a C-Corporation structure); Regular distributions to shareholders; and Increased interest from capital markets participants that focus on real estate companies and securities, potentially driving greater interest and liquidity in Stratus’ stock. Our grocery-anchored retail and multi-family development platforms have proven to be both profitable and resilient through the pandemic. Our hotel and entertainment businesses and development properties intended for single-family residential use are more complex, but still possible, to structure as part of a REIT, and we may pursue a strategy of selling those businesses at the right time for the right price and reinvesting all or part of the proceeds in our robust pipeline of retail, multi-family and mixed-use projects. The Board will provide a recommendation regarding a potential REIT conversion once our evaluation is complete. If the Board does recommend a REIT conversion strategy, at that time, all of you, our shareholders, will be asked to vote on whether to convert to a REIT or remain a C-Corporation. Oasis does not want you to have that chance; in fact, Oasis opposes even the exploration of a REIT conversion. It appears Oasis is attempting to elect candidates to stop the Board from evaluating the conversion, regardless of the potential benefits to other shareholders. Why does Oasis oppose the evaluation of a potential REIT conversion if it could be beneficial for most shareholders? Because as an offshore investor, Oasis has different interests, which conflict with those of the majority of our U.S.-based shareholders. Here’s what shareholders deserve to know about Oasis: it is the only non-U.S. investor that holds more than 1% of Stratus’ shares. If Stratus were to convert to a REIT, Oasis would be taxed differently than the vast majority of Stratus’ shareholders, which are U.S.-based and may benefit significantly from a conversion. As a foreign investor, Oasis may face a higher tax bill on its investment in Stratus than most other shareholders if Stratus were to convert to a REIT. It is no surprise, therefore, that Oasis would be opposed to the idea. However, there is no reason to let a single shareholder thwart the process of evaluating a REIT conversion when it could benefit Stratus’ other shareholders, such as you.

Oasis is Waging a Self-Interested Proxy Fight – at YOUR Expense One of Oasis’ current nominees, Ella Benson, formerly served on the Stratus Board until voluntarily resigning last year. During her approximate 3 year service on the Stratus Board, she voted with the other directors on nearly all key issues. However, on the key question of whether to explore a REIT conversion, Ms. Benson spoke against the proposal and abstained from voting, while all the other directors voted in favor of further exploration of the topic. She resigned shortly thereafter to enable Oasis to run this proxy contest. In its efforts to derail the REIT evaluation, Oasis has already made outrageous claims, including, for example, that a REIT conversion would effectively halt real estate sales by Stratus through at least 2027. This is simply not true. The fact is that after a REIT conversion, Stratus could sell assets with tax implications for shareholders that are no worse than they are now. A REIT conversion is likely only to improve the tax implications of a sale of real estate by Stratus. While the “best” tax treatment would likely occur more than five years after a REIT conversion, whether or not to sell an asset involves multiple factors of which tax implications are only one. The other factors include prevailing prices for similar real estate assets, the Board’s view of whether such prices will increase or decrease in the future given real estate market cycles and potential uses for any sales proceeds that would be received by Stratus at the time. There is also another selfish reason for Oasis to engage in this proxy fight: In October 2019, a consortium led by an Oasis principal proposed to buy Stratus at $30 per share, contingent on obtaining financing and on “reaching a satisfactory employment agreement” with me, the CEO of Stratus. The consortium repeatedly refused to sign a standard confidentiality agreement. At the same time, Stratus was in active discussions to sell the Block 21 property at a valuation far exceeding the value allocated to Block 21 in the consortium’s proposal. Therefore, after extensive consideration, the Board rejected the consortium’s proposal. Given the recent interest of an Oasis principal in buying the Company, it is no wonder that Oasis does not want Stratus to explore opportunities that could create significant value and consequently raise the price of a potential buyout in the future.

Your Board has made every reasonable effort to avoid a disruptive and expensive proxy contest. We have continued to seek to work cooperatively with Oasis, including adding Ella Benson, an Oasis representative and one of Oasis’ current nominees, to our Board in 2017. Unfortunately, the fact is that Ms. Benson is not a good fit for the Stratus Board. Her addition to the Board in 2017 was part of an effort to avert a costly and distracting public conflict with Oasis at the time. However, Ms. Benson’s subsequent participation in the boardroom exposed her general lack of relevant background and experience. Moreover, she is an employee of Oasis and would have a conflict of interest given the stark difference in interest between Oasis and the vast majority of our shareholders on certain topics (particularly with respect to evaluating a REIT conversion and a potential sale involving Oasis). Nevertheless, the Board continued to seek out a path that enhances governance and serves the best interests of all shareholders. For example, Stratus’ Board evaluated, interviewed and offered to add a director proposed by Oasis – Ms. Dotter – to the Board if Oasis would end its proxy contest and enter into a customary settlement agreement. Oasis rejected this reasonable offer, and instead has pushed forward with this expensive proxy contest, wanting to replace two of our actively engaged and experienced Board members with two other individuals, including Ms. Benson, who voluntarily quit our Board just a few months ago. The Board is interested in ensuring we have the best composition possible, with diverse experience and views around the table, all seeking to generate value for shareholders. To that end, despite Oasis’ rejection of our settlement proposal, we are supporting the Oasis proposal to add Ms. Dotter to our Board. We therefore recommend that shareholders vote “FOR” the proposal to add Ms. Dotter to our Board– and “FOR” the Board’s director nominees Messrs. Leslie and Rhone – on the WHITE proxy card.

Protect your investment in Stratus and support continued value creation: Vote the WHITE proxy card TODAY The Stratus Board has created value for shareholders, through a deep understanding of Stratus’ business and a history of taking decisive action to ensure our company’s long-term success. We are active, engaged and on track to capture opportunities in the fast-growing Austin market and in other Texas real estate markets. Oasis, on the other hand, opposes exploration of a potential REIT conversion that could unlock significant value for the vast majority of shareholders. PLEASE NOTE: This election is not about deciding whether Stratus should become a REIT but rather something more fundamental – which directors should be in the boardroom providing oversight and strategic direction to Stratus. Should we have conflicted directors, such as Ms. Benson, who have already made up their minds to oppose a REIT conversion, or should we have highly-qualified directors who will review these questions objectively, with an open mind and with an eye toward the interests of all shareholders? I encourage you to vote for open minded, objective directors by voting the WHITE proxy card. Please do not return any gold proxy card sent to you by Oasis. Thank you for your continued support. Sincerely, Beau Armstrong Chairman and CEO Your Vote Is Important, No Matter How Many or How Few Shares You Own. If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies: INNISFREE M&A INCORPORATED Shareholders Call Toll-Free: (877) 456-3442 Banks and Brokers Call Collect: (212) 750-5833 IMPORTANT We urge you NOT to sign any proxy card sent to you by Oasis. If you have already done so, you have every legal right to change your vote by using the enclosed WHITE proxy card to vote TODAY — by telephone, by Internet, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

About Stratus Properties Inc. Stratus is a diversified real estate company engaged primarily in the acquisition, entitlement, development, management, and sale of commercial, and multi-family and single-family residential real estate properties, real estate leasing, and the operation of hotel and entertainment businesses located in the Austin, Texas area and other select, fast-growing markets in Texas. Forward-Looking Statements This letter contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical fact. The words “anticipates,” “may,” “can,” “could,” “plans,” “believes,” “potential,” “possible,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions are intended to identify those assertions as forward-looking statements. Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, expected, projected or assumed in the forward- looking statements. Important factors that can cause Stratus’ actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, Stratus’ ability to continue to effectively develop and execute its strategies, Stratus’ potential conversion to a REIT, the uncertain and ongoing impact of the COVID-19 pandemic, and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2020, filed with the U.S. Securities and Exchange Commission (SEC). Investors are cautioned that many of the assumptions upon which Stratus’ forward-looking statements are based are likely to change after the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it does not intend to update its forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, business plans, actual experience, or other changes, and Stratus undertakes no obligation to update any forward-looking statements. Important Information Stratus has filed with the SEC a definitive proxy statement and associated WHITE proxy card in connection with the solicitation of proxies for the Company’s 2021 Annual Meeting. Details concerning the nominees of the Company’s Board of Directors for election at the 2021 Annual Meeting are included in the definitive proxy statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ASSOCIATED WHITE PROXY CARD, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders are able to obtain a copy of the definitive proxy statement and other relevant documents filed by the Company free of charge from the SEC’s website, www.sec.gov. The Company’s shareholders are also able to obtain, without charge, a copy of the definitive proxy statement and other relevant filed documents by directing a request by mail to Stratus Properties Inc. at 212 Lavaca Street, Suite 300, Austin, TX 78701, or by calling the Company’s proxy solicitor, Innisfree M&A Incorporated, toll-free at 877-456-3442.